STOCK PURCHASE AND SALE AGREEMENT
                  (366,667 SHARES OF PRAB, INC. STOCK)

        This STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of December 28, 1999, by and between the State Treasurer of the State of Michigan, Custodian of the Public School Employees' Retirement System; State Employees' Retirement System; Michigan State Police Retirement System; and Michigan Judges' Retirement System ("SMRS") and Prab, Inc. ("Prab").

        SMRS desires to sell to Prab on the Closing Date (as defined herein), and Prab desires to purchase on such date, 366,667 shares of convertible preferred stock.

        Accordingly, SMRS and Prab agree as follows:

SECTION 1.  Purchase and Sale of Stock.

        1.1 Agreement to Sell and Purchase. (a) On the basis of the representations and warranties and subject to the terms and conditions set forth herein, SMRS agrees to sell to Prab, and Prab agrees to purchase from SMRS 366,667 shares of convertible preferred stock of Prab (the "Convertible Shares"), at a purchase price of Five Hundred Ninety-Seven Thousand Six Hundred Sixty-Seven Dollars and Twenty-One Cents ($597,667.21) (the "Purchase Price").

        (b) The closing (the "Closing") of the purchase and sale of the Convertible Shares shall be held on December 28, 1999 (the "Closing Date"). Prab agrees to pay to SMRS on the Closing Date the amount of the Purchase Price, plus accrued and unpaid dividends, by cashier's check, certified check, or federal funds wire transfer, against receipt of the Convertible Shares by Prab.

        (c) SMRS agrees, on the Closing Date, to deliver to Prab the Stock Certificate issued on October 30, 1996 for the Convertible Shares which Certificate shall be properly endorsed for transfer to Prab by SMRS.

        1.2 Expenses. SMRS and Prab shall each be responsible for their own expenses in connection with this Agreement.

SECTION 2.  Acknowledgments, Representations and Agreements of Prab.

        Prab hereby represents and warrants to and agrees with SMRS that:

        2.1. Validity of Agreement. This Agreement has been duly authorized, executed and delivered by Prab and is enforceable against Prab in accordance with its terms.

        2.2 No Violations, Etc. The execution, delivery and performance of the terms of this Agreement by Prab, and the purchase of the Convertible Shares by Prab, (i) requires no action by or in respect of, or filing with, any governmental body, or agency or official of the United States or any political subdivision thereof, except for reports required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and (ii) will not violate any statute or any order, rule or regulation of any court or government agency or body in the United States or any political subdivision thereof having jurisdiction over Prab, which violation could have a material adverse effect on the ability of Prab to perform its obligations under this Agreement.

SECTION 3.  Representations and Warranties of SMRS.

        SMRS hereby represents and warrants to and agrees with Prab that:

        3.1 Validity of Agreement. This Agreement has been duly authorized, executed and delivered by SMRS and is enforceable against SMRS in accordance with its terms.

        3.2 No Violations, Etc. The execution, delivery and performance of the terms of this Agreement by SMRS, and the sale of the Convertible Shares by SMRS, (i) requires no action by or in respect of, or filing with, any governmental body, or agency or official of the United States or any political subdivision thereof, except for reports required to be filed with the Securities and Exchange commission under the Securities Exchange Act of 1934, as amended, and (ii) will not violate any statute or any order, rule or regulation of any court or government agency or body in the United States or any political subdivision thereof having jurisdiction over SMRS, which violation could have a material adverse effect on the ability of SMRS to perform its obligation under this Agreement.

        3.3 Delivery of Convertible Shares. Delivery by SMRS of the Convertible Shares to Prab will transfer to Prab valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind.

        3.4 Convertible Shares. The Convertible Shares transferred to Prab pursuant to this Agreement constitute one hundred percent (100%) of the shares of stock of Prab owned by SMRS and SMRS has no other equity interest in Prab nor does SMRS have any amounts due from Prab except for the accrued and unpaid dividends on the Convertible Shares.

SECTION 4.  General Provisions.

        4.1 Benefits; Successors and Assigns. Except as set forth herein, or as otherwise specifically agreed to in writing by the party to be charged, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

        4.2 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The waiver of the observance of any term hereof may only be waived by an instrument in writing. Such waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

        4.4 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.

        4.5 Headings. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

        4.6 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

        4.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute but one contract.

        4.8 Further Assurances. Each party shall execute such additional documents and take whatever actions may be necessary to carry out the purposes of the transactions contemplated by this Agreement.

                        STATE TREASURER OF THE STATE OF MICHIGAN, CUSTODIAN OF THE PUBLIC SCHOOL EMPLOYEES' RETIREMENT SYSTEM; STATE EMPLOYEES' RETIREMENT SYSTEM; MICHIGAN STATE POLICE RETIREMENT SYSTEM; AND MICHIGAN JUDGES' RETIREMENT SYSTEM

                        By: David C. Turner
                        David C. Turner, Administrator
                        Alternative Investments Division




                        PRAB, INC.

                        By: Gary A. Herder
                        Gary A. Herder
                        Its: President